UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On July 30, 2014, CME Group Inc. (“CME Group”) and GFI Group Inc. (“GFI Group”) issued a joint press release announcing that they had entered into definitive agreements (the “Transaction Agreements”) relating to a two-step transaction through which CME Group will acquire GFI Group’s Trayport and FENICS businesses by first acquiring GFI Group and immediately thereafter a private consortium of GFI Group management will acquire GFI Group’s wholesale brokerage business.

Pursuant to the terms of the Transaction Agreements and subject to the conditions thereof, the two-step transaction will be effected through a merger of a subsidiary of CME Group and GFI Group immediately following a merger of a subsidiary of CME Group and a successor entity of Jersey Partners Inc., the current stockholder of approximately 37% of GFI Group’s outstanding common stock, immediately followed by an acquisition from GFI Group of the wholesale brokerage business by an entity controlled by the private consortium of GFI Group management. GFI Group stockholders will receive shares of CME Group Class A common stock for each share of GFI Group common stock held based on an exchange ratio the numerator of which is the offer price of $4.55 per share of GFI Group common stock and the denominator of which will be the 10-day average closing price of CME Group Class A common stock prior to the closing date of the transaction. CME Group will sell GFI Group’s wholesale brokerage business for $165 million and the assumption of certain liabilities.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin Senior Managing Director, General Counsel and Corporate Secretary

Date: July 30, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued jointly by CME Group Inc. and GFI Group Inc.